Exhibit 10.1

Indemnification Agreement

This Indemnification Agreement (“Agreement”), dated __________, is made by and between Avnet, Inc., a New York corporation (the “Company” or “Avnet”) and __________ (the “Indemnitee”).

Recitals

A.As permitted by Section 721 of the Business Corporation Law of the State of New York, Section 6.6 of Avnet’s By-Laws require Avnet to indemnify its directors and officers to the fullest extent permitted by law.
B.Indemnitee has provided, or will provide, valuable service to Avnet and, consequently, may be subject to claims, actions, lawsuits, or other proceedings.
C.Avnet has determined that it is in its best interest to enter into this Agreement, to induce Indemnitee to serve or continue to serve as a director or officer of Avnet or an Avnet subsidiary, or to serve another enterprise at Avnet’s request.

Agreement

The parties hereto agree as follows:

I.	Indemnification
a.Scope. Avnet shall, to the fullest extent permitted by law, indemnify Indemnitee from and against Expenses in a Proceeding (both terms defined below). This indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted by law.
i.“Expenses” means all expenses, judgements, fines, and settlement payments that are actually and necessarily incurred by Indemnitee or on Indemnitee’s behalf, and includes, without limitation, (a) attorneys’ fees, costs, disbursements, and retainers, (b) experts’ or advisors’ fees, costs, disbursements, and retainers, (c) court, arbitrator, and mediator costs, disbursements, transcript costs, duplication, printing and binding costs, and postage and delivery costs, and (d) excise taxes assessed with respect to an employee benefit plan. Expenses also includes any additional income tax liability that Indemnitee incurs because of receiving indemnification hereunder.
ii.“Proceeding” means any threatened, pending, or completed suit, action, proceeding, arbitration, mediation, or alternative dispute resolution process, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, and any appeal therefrom, or any claim, issue, or matter therein, that Indemnitee is or was made, or is threatened to be made, a party to by reason of Indemnitee’s Service (as defined below) to Avnet.
iii.“Service” means past or present service (a) as a director or officer of Avnet or an Avnet Subsidiary (as defined below), or (b) at Avnet’s request, as a director, officer, employee,

or agent (which includes a trustee, partner or manager, or similar capacity) of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.
iv.“Avnet Subsidiary” means any entity of any type in which Avnet is the beneficial owner (as defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) of at least 50% or more of the voting power of the capital stock, partnership interest, membership interest, or other equity securities.
b.Good Faith. The indemnification provided by Section I.a shall be provided if (i) Indemnitee acted in good faith for a purpose that Indemnitee reasonably believed to be in, or not opposed to, Avnet’s best interests, and (ii) with respect to any criminal Proceeding, Indemnitee had no reasonable cause to believe Indemnitee’s conduct was unlawful (“Good Faith”). Indemnitee shall, to the fullest extent permitted by law, be presumed to have acted in Good Faith, which presumption may be overcome only by clear and convincing evidence. The termination of any Proceeding by judgment, order, settlement, conviction, or plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee (i) failed to act in Good Faith or (ii) with respect to any criminal Proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.
c.Participation in a Proceeding as a Non-Party. If Indemnitee is required to participate as a non-party (as a deponent, witness, or otherwise) in any Proceeding due to Indemnitee’s Service, then Indemnitee shall be entitled to indemnification against all Expenses actually and necessarily incurred to the fullest extent permitted by law.
d.Limitation Regarding Recoupment of Compensation. Notwithstanding any other provision herein, Indemnitee shall not be entitled to indemnification under Section I.a for recoupment of incentive-based compensation pursuant to either Avnet’s incentive-based compensation recoupment policy (as Avnet may amend from time to time) or applicable law.
II.	Advancement of Expenses

Avnet shall, to the fullest extent permitted by law, advance Expenses actually and necessarily incurred by Indemnitee in connection with any Proceeding, including, without limitation, a Proceeding to enforce Indemnitee’s rights, or Avnet’s obligations, under this Agreement. Advancement of Expenses shall not be conditioned on the posting of a bond or surety and shall be unsecured and interest-free. Indemnitee shall repay any such amounts if, and only to the extent that, it is ultimately determined that Indemnitee is not entitled to indemnification under this Agreement or otherwise. Indemnitee shall not be required to demonstrate financial ability to make any such repayment. As required under New York law, Avnet shall provide advancement of expenses upon receipt of an undertaking by or on behalf of Indemnitee to repay such amounts to the extent required by law.

III.	Process for Granting Advancement of Expenses and Indemnification
a.Notification: Indemnitee shall promptly notify Avnet of any Proceeding for which Indemnitee intends to seek indemnification under Section I.a or advancement of Expenses under Section II. Indemnitee’s failure to promptly notify Avnet will not relieve Avnet from any liability that it may have to Indemnitee, except to the extent that such failure materially prejudices Avnet’s defense of such Proceeding. Notification to Avnet shall be in writing and delivered to the following address (or at such other addresses as Avnet may specify):

Avnet, Inc.

2211 South 47th Street

Phoenix, AZ 85034

Attn: General Counsel

b.Decision Maker. The Avnet Board of Directors (the “Board”), acting by a quorum of directors who are disinterested in the relevant Proceeding, shall determine whether Indemnitee is entitled to advancement of Expenses and indemnification. If such a quorum is not obtainable, then the Board shall make the determination upon the written opinion of independent legal counsel, who shall be appointed by the Board and approved by Indemnitee (which approval shall not be unreasonably denied or delayed).
c.Determination Regarding Advancement of Expenses. Advancement of expenses shall be deemed appropriate if the Board or independent legal counsel determines that a Proceeding exists. The Board or independent legal counsel shall make such determination within 30 calendar days after Indemnitee requests advancement of Expenses. If a determination is not made within that time frame, then Indemnitee shall be entitled to advancement of Expenses.
d.Determination Regarding Indemnification.
i.Full Indemnification for Good Faith. Avnet shall indemnify Indemnitee against all Expenses in connection with a Proceeding if the Board or independent legal counsel determines that Indemnitee acted in Good Faith, regardless of the outcome of the Proceeding. The Board or independent legal counsel shall make such determination within 120 calendar days after the relevant Proceeding is fully resolved. If a determination is not made within that time frame, then Indemnitee shall be entitled to indemnification.
ii.Full Indemnification if Wholly Successful. Avnet shall indemnify Indemnitee against all Expenses in connection with a fully resolved Proceeding if Indemnitee is wholly successful in a Proceeding. In such case, it shall not be necessary for the Board or independent legal counsel to make a Good Faith determination under III.d.i. Indemnitee shall be considered wholly successful in a Proceeding if it is fully resolved with (i) no finding adverse to Indemnitee, (ii) no plea of guilty or nolo contendere by Indemnitee, and (iii) no finding that Indemnitee failed to act in Good Faith.
iii.Partial Indemnification. If the Board or independent legal counsel determines under Section II.d.i that Indemnitee failed to act in Good Faith, but Indemnitee is partially successful in defense of any fully resolved Proceeding (i.e., successful in defense of one or more (but not all) discrete claims, issues, or matters therein), then Avnet shall indemnify Indemnitee against Expenses related to Indemnitee’s partial success in the Proceeding.
e.Information Supporting Determinations. Indemnitee shall timely submit to the Board or independent legal counsel, as applicable, any requested documents and information that are reasonably available and necessary to determine whether Indemnitee is entitled to advancement of Expenses or indemnification. Notwithstanding the foregoing, Indemnitee shall not be required to submit documentation and information to the extent that it would (i) result in the loss of attorney-client or work product privilege, (ii) be prohibited by applicable law, or (iii) be prohibited by any agreement to which Indemnitee is a party.
f.Reimbursement of Expenses Related to Determinations. Avnet shall reimburse Indemnitee for Expenses reasonably and necessarily incurred in connection with Indemnitee’s request for advancement of expenses or indemnification under this Agreement, under any provision of Avnet’s Certificate of Incorporation or By-laws, or any directors’ and officers’ liability insurance provided by Avnet. Avnet shall provide such reimbursement regardless of whether Indemnitee is determined to be entitled to advancement of Expenses or indemnification hereunder.
IV.	Defense of Claim

If Avnet becomes obligated to provide advancement of Expenses with respect to a Proceeding as provided in this Agreement, then Avnet shall be entitled (but not obligated) to assume the defense of such Proceeding, with counsel reasonably satisfactory to Indemnitee. Indemnitee shall have the right to employ Indemnitee’s own counsel in such Proceeding at Indemnitee’s expense. Once Avnet assumes the defense of such Proceeding, then Avnet will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, unless (i) Avnet has expressly authorized Indemnitee to employ counsel at Avnet’s expense, or (ii) Indemnitee reasonably concludes that there is a conflict of interest between Avnet and Indemnitee with respect to the Proceeding.

V.	Submitting Expenses

If Indemnitee is deemed to be entitled to advancement of Expenses under Section III.c, then Indemnitee shall timely submit to Avnet a written request that includes such documentation and information as is reasonably available and necessary to verify Expenses that are eligible for advancement. Avnet shall respond within 30 days by (i) providing payment, (ii) seeking additional information, or (iii) explaining why the request (or any portion thereof) is denied.

VI.	Insurance and Subrogation

Avnet may purchase and maintain insurance on behalf of Indemnitee with respect to Indemnitee’s Service. Avnet shall be subrogated to all rights of recovery of Indemnitee with respect to any insurance policy, and Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable Avnet to bring suit to enforce such rights. Avnet shall pay or reimburse all Expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

VII.	Settlement Provisions
a.Indemnitee shall not be entitled to indemnification under Section I.a with respect to a Proceeding that has been settled to the extent that such indemnification would be inconsistent with any settlement condition imposed by the court in approving settlement.

b.Avnet shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of any Proceeding settled by Indemnitee without Avnet’s prior written consent, which shall not be unreasonably withheld or delayed. Avnet shall not settle any Proceeding in any manner that would impose any fine or other obligation on Indemnitee, or includes an admission of fault by Indemnitee, without Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed.
VIII.	Non-Exclusivity

The rights to advancement of Expenses and indemnification granted to Indemnitee under this Agreement are not exclusive of, or in limitation of, any other rights to which Indemnitee is entitled, including any rights under applicable law, Avnet’s Restated Certificate of Incorporation, Avnet’s By-Laws, any agreement, any resolution of shareholders or directors, or otherwise. However, Avnet shall not be liable to provide advancement of Expenses or indemnification under this Agreement to the extent that Indemnitee has otherwise actually received indemnification, reimbursement, or coverage for Expenses under any insurance policy, contract, agreement, or otherwise.

IX.	Miscellany
a.Savings Clause. If a court of competent jurisdiction finds that any portion of this Agreement is invalid, then Avnet shall advance Expenses and indemnify Indemnitee under any applicable portions of this Agreement that have not been invalidated, to the fullest extent permitted by law.
b.Amendment, Integration. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and no waiver or modification its terms shall be valid unless in writing signed by both Avnet and Indemnitee. This Agreement supersedes and replaces any prior indemnification agreements entered into by and between Avnet and Indemnitee and any such prior agreements shall be terminated upon execution of this Agreement.
c.Successors and Assigns. This Agreement shall be binding upon Indemnitee and Avnet and shall inure to the benefit of Indemnitee, his or her heirs, personal representatives, and assigns, and to the benefit of Avnet and its successors and assigns.
d.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within New York, without giving effect to conflict of laws principles thereof.
e.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and which together shall be one instrument.
f.Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Each of the parties hereto has executed this Agreement to be effective as of the day and year first above written.

Avnet, Inc.		Indemnitee

By:
	Michael R. McCoy	[Name]
	Sr. Vice President	[Title]
Chief Legal Officer